                                                                    EXHIBIT 99.1


               CONCEPTUS REPORTS SECOND QUARTER FINANCIAL RESULTS

                RECORD U.S. SALES UP 23% OVER FIRST QUARTER 2004

                 COMPANY ANNOUNCES LAUNCH OF REGIONAL DIRECT-TO-
                          CONSUMER MARKETING CAMPAIGN


SAN CARLOS, CALIF. (JULY 27, 2004) - CONCEPTUS, INC. (NASDAQ: CPTS), developer of the non-incisional permanent birth control procedure Essure(R), today reported financial results for the three months ended June 30, 2004. Highlights of the Company's recent progress include:

- Adding 264 physicians into preceptorship on the Essure procedure, bringing the total number of active doctors in preceptorship or signed off to 1,233 at June 30, 2004

- Receiving positive reimbursement decisions for Essure from private and public insurers with an additionAl 14 million covered lives in the U.S., bringing the total to 149 million covered lives as of June 30, 2004

- Obtaining FDA approval of the PMA supplement, which allows Gynecare to begin immediate co-promotion in U.S.

- Increasing monthly utilization rates by physicians certified to perform Essure to 0.9 in the second quaRter 2004, up from 0.8 in the first quarter of 2004

- Further penetrating physician residency programs now numbering approximately 40 teaching hospitals with more than 200 OB/GYN residents

- Developing a focused tactical reimbursement effort with five direct employees and an outside consulting firm

- Finalizing a regional, six-month direct-to-consumer marketing campaign aimed at increasing awareness of Essure including direct mail, radio and magazine advertisements and public relations

Net sales for the second quarter of 2004 were $2.8 million, up 18% over sales of $2.4 million in the first quarter of 2004 and 40% over net sales of $2.0 million in the second quarter of 2003. The increase in net sales is attributable to higher commercial sales of Essure in the United States both as a result of an increase in the number of physicians using Essure as well as a modest increase in the rate of utilization by those physicians previously certified on the Essure procedure.

"As demonstrated by the growth in net sales we have made significant forward momentum with Essure," said Mark Sieczkarek, president and chief executive officer of Conceptus. "Our sales performance is largely due to two factors. First, we continue to experience high demand from physicians wanting to enter preceptorship. Second, for the first time since the market launch of the Essure device we have been able to increase on a sequential-quarter basis the utilization rate of physicians certified to perform the Essure procedure. We believe this is directly attributable to our tactical reimbursement focus on helping our physicians understand and comply with the reimbursement environment."

Conceptus reported a gross profit for the three months ended June 30, 2004 of $1.1 million representing a gross margin of 39%. This compares with a gross profit of $0.3 million in the first quarter of 2004, representing a gross margin of 11%, and with a gross profit of $0.3 million for the second quarter of 2003, representing a gross margin of 13%. The increase in gross profit margin is related to lower product cost associated with the Company's outsourcing of production to Mexico.

Research and development (R&D) expenses were $0.9 million for the second quarter of 2004, compared with $1.3 million in the first quarter of 2004 and $1.7 million in the second quarter of 2003. The decline in R&D expenses is the result of decreased clinical and regulatory affairs expenses as well as lower product development expenditures.

Selling, general and administrative expenses were $6.5 million for the second quarter of 2004, compared with $6.2 million in the first quarter of 2004 and $9.3 million in the second quarter of 2003. The sequential-quarter increase reflects higher expenses related to advertising and Sarbanes-Oxley compliance expenditures. The year-over-year decrease was due to expenditures associated with the U.S. market launch for the Essure product in early 2003, to the Company's substantially different approach to training physicians in early 2003, as well as to the previously reported spin-off of the Company's subsidiary in France in January 2004.

The net loss for the second quarter of 2004 narrowed to $6.2 million, or $0.25 per share. This compares with a net loss of $7.1 million, or $0.31 per share, in the first quarter of 2004, and a net loss of $10.5 million, or $0.49 per share, in the prior year's second quarter.

Cash, cash equivalents, short-term investments and restricted cash were $43.0 million at June 30, 2004. For the quarter, the Company used $5.2 million in cash for operations compared with an average cash usage for operations of $10.2 million per quarter during 2003 and $7.3 million in the first quarter of 2004.

"As separately announced today, we have made very important steps in adding Kaiser Permanente to our favorable coverage decisions and in securing FDA approval of our labeling change to allow concomitant use of Essure with the Gynecare THERMACHOICE device," Mr. Sieczkarek continued.

"We are continuing to manage the principle revenue drivers of our core business despite the late approval of the PMA supplement by FDA and the lack of a favorable coverage decision from two important third-party payers. Those efforts include additional physician penetration, the rollout beginning in late August of a direct-to-consumer marketing campaign in Chicago, dedicated resources to help our physician's collect from payers for procedures performed, a territory and channel expansion of our sales force, as well as the leveraging of the Gynecare relationship to the maximum extent possible. As a result of these expenditures, we currently see our net loss for 2004 increasing by about $2 million to a range of $24 million to $25 million. We view these efforts as a prudent investment in future sales."

Conceptus has scheduled an investor conference call to discuss this announcement beginning at 4:30 p.m. Eastern Time today. Individuals interested in listening to the live conference call via the Internet may do so by logging on to the Company's Website, www.conceptus.com. A replay will be available on the Website for 14 days.

ABOUT ESSURE

The Essure procedure deploys a soft micro-insert into the fallopian tube through the cervix using a minimally invasive transcervical tubal access catheter. Once in place, the device is designed to elicit tissue growth in and around the micro-insert to form an occlusion or blockage in the fallopian tube. An Essure procedure does not require cutting or penetrating the abdomen and can be performed in a less costly procedure setting without general anesthesia. A woman is able to return home about 45 minutes after the procedure is completed. There is a three-month waiting period after the procedure during which women must use another form of birth control. Essure is 99.80% effective after three years of follow-up.

ABOUT CONCEPTUS

Conceptus, Inc. manufactures and markets Essure, an innovative medical device and procedure, designed to provide a non-incisional alternative to tubal ligation, which is the leading form of birth control worldwide. The availability of Essure in the U.S. is expected to open up a market currently occupied by incisional tubal ligation and vasectomy, which combined account for over 1 million procedures annually.

Additional information about the Essure procedure is available at www.Essure.com or by calling the Essure Information line at 1-877-ESSURE1. Additional information about Conceptus is available at www.conceptus.com or by calling 1-877-ESSURE2.

Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements, the accuracy of which is necessarily subject to risks and uncertainties. Projected net loss for 2004, the success of new marketing programs, clinical efficacy of and market demand for our product and receipt of permanent reimbursement codes, among other matters discussed in this release, may differ significantly from the discussion of such matters in the forward-looking statements. Such differences may be based upon factors within the Company's control, such as strategic planning decisions by management and re-allocation of internal resources, or on factors outside of the Company's control, such as decisions by insurance companies, delays by regulatory authorities, scientific advances by third parties and introduction of competitive products, as well as those factors set forth in the Company's most recent Annual Report on Form 10-K and most recent Quarterly Report on Form 10-Q, and other filings with the Securities and Exchange Commission.

                               (Tables to follow)

                                 CONCEPTUS, INC.

                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (UNAUDITED)
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                              THREE MONTHS ENDED        SIX MONTHS ENDED
                                                    JUNE 30,                 JUNE 30,
                                             -------------------     --------------------
                                               2004         2003       2004         2003
                                             --------    --------    --------    --------
Net sales                                    $  2,769    $  2,040    $  5,150    $  3,194

Cost of goods sold                              1,676       1,766       3,796       2,916
                                             --------    --------    --------    --------
Gross profit                                    1,093         274       1,354         278
                                             --------    --------    --------    --------
Operating expenses:
  Research and development                        905       1,656       2,204       3,267
  Selling, general and administrative           6,545       9,331      12,669      18,949
                                             --------    --------    --------    --------
Total operating expenses                        7,450      10,987      14,873      22,216

Operating loss                                 (6,357)    (10,713)    (13,519)    (21,938)

Interest and other income, net                    176         167         210         367
                                             --------    --------    --------    --------
Net loss                                     $ (6,181)   $(10,546)   $ (13,309)  $(21,571)
                                             ========    ========    ========    ========

Basic and diluted net loss per share         $  (0.25)   $  (0.49)   $  (0.55)   $  (1.01)
                                             ========    ========    ========    ========
Shares used in computing basic and diluted
 net loss per share                            25,185      21,499      24,142      21,441
                                             ========    ========    ========    ========

                                     -more-

                                CONCEPTUS, INC.

                     CONDENSED CONSOLIDATED BALANCE SHEETS
                           (IN THOUSANDS, UNAUDITED)




                                                                       JUNE 30,  DECEMBER 31,
                                                                        2004          2003
                                                                     ----------  -------------
Cash, cash equivalents, short-term investments and restricted cash   $  42,966    $  30,863
Accounts receivable, net                                                 1,584        1,582
Inventories, net                                                         1,664        2,682
Other current assets                                                     1,635          504
                                                                     ---------    ---------
Total current assets                                                    47,849       35,631

Property and equipment, net                                              1,560        2,031
Intangible assets, net                                                   1,850        1,950
Other assets                                                             2,070        2,238
                                                                     ---------    ---------
Total assets                                                         $  53,329    $  41,850
                                                                     =========    =========


Total liabilities                                                        4,978        8,113
                                                                     ---------    ---------
Common stock and additional paid in capital                            218,920      190,971
Accumulated other comprehensive income                                      --           26
Accumulated deficit                                                   (170,569)    (157,260)
                                                                     ---------    ---------
Total stockholders' equity                                              48,351       33,737
                                                                     ---------    ---------
Total liabilities and stockholders' equity                           $  53,329    $  41,850
                                                                     =========    =========


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